Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Announces Recommendation of Data Monitoring

Committee to Continue Pivotal Phase lll Clinical Trial for Firdapse™

CORAL GABLES, FL, October 15, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases and disorders, announced today that, at a recently held meeting, the independent Data Monitoring Committee (DMC) overseeing the Company’s ongoing pivotal Phase III clinical trial in the United States and Europe evaluating Firdapse™ for the treatment of Lambert-Eaton Myasthenic Syndrome (LEMS) recommended that the Company continue the trial as planned based on the committee’s review of safety and clinical data from the trial.

The DMC is a group of experts responsible for the independent review of accumulated, unblinded clinical safety and efficacy data obtained in the Company’s clinical trial, in order to safeguard the interests and safety of participants and future patients. The DMC considers study-specific data, as well as relevant background knowledge about the disease, test agent or patient population under study.

The Firdapse™ Phase III clinical trial is designed as a randomized, double-blind, placebo-controlled, discontinuation trial enrolling 36 patients diagnosed with LEMS at sites in the U.S. and Europe. To accomplish this, the Company, in addition to the 7 active sites at the time of acquisition, has initiated 12 additional sites and expects to initiate shortly an additional 6 sites in the U.S., Europe, Canada and South America. The Company expects to complete enrollment in the trial about the end of the fourth quarter of 2013 and to announce top line data from the trial during the second quarter of 2014.

About LEMS

Lambert-Eaton Myasthenic Syndrome, or LEMS, is a rare autoimmune disorder characterized by muscle weakness of the limbs. The disease is caused by an autoimmune reaction where antibodies are formed against the connection between nerves and the muscles they supply. Often, LEMS is associated with an underlying malignancy, most commonly small-cell lung cancer, and in some individuals, LEMS is the first symptom of such malignancy. LEMS generally affects the extremities, especially the legs. As the disease most affects the parts of limbs closest to the trunk, difficulties with climbing stairs or rising from a sitting position are commonly noted. Physical exercise and high temperatures tend to worsen the symptoms. Other symptoms occasionally seen include weakness of the muscles of the mouth, throat, and eyes. Individuals affected with LEMS also may have a disruption of the autonomic nervous system, including dry mouth, constipation, blurred vision, impaired sweating, and/or hypotension.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal phase III trial and recently received “Breakthrough Therapy Designation” from the U.S. Food and Drug Administration (FDA). Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of completion of Catalyst’s currently ongoing Phase III trial of Firdapse™, whether the Phase III trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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